PRESS RELEASE
Clorox Reports Q4 and FY25 Results, Provides FY26 Outlook
Delivers strong margin expansion and adjusted EPS growth for FY25 despite challenging environment in the second half of the fiscal year

OAKLAND, California, July 31, 2025 — The Clorox Company (NYSE: CLX) today reported results for the fourth quarter and fiscal year 2025, which ended June 30, 2025.
Fourth-Quarter Fiscal Year 2025 Summary
The following is a summary of key fourth-quarter results, which reflect the temporary benefit from incremental shipments related to building retailer inventory in advance of the enterprise resource planning transition in the U.S. (incremental ERP shipments) and the impact from the prior divestiture of the Better Health Vitamins, Minerals and Supplements (VMS) business. All comparisons are with the fourth quarter of fiscal year 2024 unless otherwise stated.
•Net sales increased 4% to $2.0 billion, primarily driven by the impacts of the incremental ERP shipments, partially offset by the divestiture of the VMS business and unfavorable price mix. Organic sales1 increased 8%. Incremental ERP shipments contributed about 13 to 14 points of benefit to net sales.
•Gross margin was 46.5%, essentially flat versus the year-ago quarter, primarily due to higher volume and cost savings, offset by both higher manufacturing and logistics costs and trade promotion spending. Incremental ERP shipments contributed about 150 basis points of benefit to gross margin.
•Diluted net earnings per share (diluted EPS) increased 55% to $2.68 from $1.73 in the year-ago quarter. The increase includes lapping the implementation of the company's streamlined operating model partially offset by insurance recoveries, net of incremental costs, related to the August 2023 cyberattack in the prior period.
•Adjusted EPS1 increased 58% to $2.87 from $1.82 in the year-ago quarter, due in part to higher volume. The benefit from incremental ERP shipments is estimated to be about 85 to 95 cents.
"While we delivered strong margin expansion and adjusted EPS growth for the year, we did not meet our topline expectations in the back half. We continued to see rapidly shifting consumer behaviors and broader market volatility which we expect to continue," said Chair and CEO Linda Rendle. “At the same time, we advanced our long-term strategy and began the implementation of our new ERP system in the U.S. This digital transformation supports our long-term financial goals through modernized capabilities, which will accelerate growth and deliver stronger efficiencies. As we look to fiscal year 2026, we remain focused on operational excellence and driving category and market share improvements. With more work to do, we are confident in the strength of our strategy, the resilience of our portfolio of trusted brands, and our ability to deliver value for consumers, customers and shareholders over the long term."
This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.

1 Organic sales growth/(decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent highlights of business achievements:
•Delivered another quarter of strong cost savings as part of the company's effort to expand margin while growing overall market shares and organic sales for the fiscal year.
•Executed strong preparation, which included building retailer inventory, ahead of its ERP launch in the U.S. at the beginning of fiscal year 2026 as part of its ongoing work to accelerate digital transformation through modernized technologies and processes.
•Continued to invest behind value superiority with innovations across major brands in fiscal year 2025, such as the relaunch of Poett's fragrance platform, enhanced durability in Glad ForceFlex MaxStrength trash bags, Fresh Step Heavy Duty and Health Monitoring Clumping Litter, Clorox Scentiva Bleach, the expansion of the Burt’s Bees portfolio with Boosted Tinted Balm and Rescue Lip Relief, seven new Hidden Valley Ranch flavors as well as product partnerships with Hot Pockets, Taco Bell, Burger King, and DiGiorno.
•Named a Best Company to Work For by U.S. News & World Report, one of America’s Greatest Workplaces by Newsweek and one of Forbes’ Net-Zero Leaders.
Key Segment Results
The following is a summary of key fourth-quarter results by reportable segment. All comparisons are with the fourth quarter of fiscal year 2024, unless otherwise stated.
Net sales increased 4%, driven by 8 points of higher volume, partially offset by 4 points of unfavorable price mix. Higher volume was mainly driven by the incremental ERP shipments. Unfavorable price mix was driven mainly by unfavorable product mix and higher trade promotion, which was mainly driven by unfavorable trade expense timing.
Health and Wellness (Cleaning; Professional Products)
•Net sales increased 14%, driven by 18 points of higher volume, partially offset by 4 points of unfavorable price mix. Higher volume was mainly driven by the incremental ERP shipments. Unfavorable price mix was driven by higher trade promotion spending and strong shipments to the Club channel.
•Segment adjusted EBIT2 increased 20%, primarily driven by higher net sales and lower advertising, partially offset by both higher selling and administrative costs and manufacturing and logistics costs.
Household (Bags and Wraps; Cat Litter; Grilling)
•Net sales increased 7%, driven by 13 points of higher volume, partially offset by 6 points of unfavorable price mix. Higher volume was mainly driven by the incremental ERP shipments, partially offset by lower consumption and increased competition. Unfavorable price mix was driven by unfavorable product mix, mainly due to Club merchandising in Litter.
•Segment adjusted EBIT increased 59%, primarily driven by higher volume.
Lifestyle (Food; Water Filtration; Natural Personal Care)
•Net sales increased 3%, driven by 8 points of higher volume, partially offset by 5 points of unfavorable price mix. Higher volume was mainly driven by the incremental ERP shipments, partially offset by lower consumption. Unfavorable price mix was driven by higher trade promotion spending and unfavorable product mix.
•Segment adjusted EBIT increased 54%, primarily driven by lower advertising.
2 Adjusted EBIT is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

International (Sales Outside the U.S.)
•Net sales decreased 1%, mainly driven by 4 points of unfavorable price mix and 2 points of unfavorable foreign exchange rates, partially offset by 5 points of higher volume. Organic sales increased 1%. Higher volume was mainly driven by the incremental ERP shipments. Unfavorable price mix was driven by product mix and higher trade promotion spending.
•Segment adjusted EBIT increased 28%, primarily due to higher volume, both lower selling and administrative and advertising expenses, partially offset by unfavorable mix and higher trade promotion spending.
Fiscal Year 2025 Summary
The following is a summary of key fiscal year 2025 results, which reflect the incremental ERP shipments and the prior divestitures of the VMS and Argentina businesses. All comparisons are to fiscal year 2024.
•Net sales were essentially flat, primarily driven by 1 point of higher volume offset by 1 point of unfavorable price mix. Organic sales increased 5%. Incremental ERP shipments contributed about 3.5 to 4 points of benefit to net sales, which is expected to reverse in fiscal year 2026.
•Gross margin increased 220 basis points to 45.2% from 43.0% in the year-ago period. The increase was primarily driven by cost savings, higher volume and the benefits of the divestitures of the Better Health VMS and Argentina businesses, partially offset by higher trade promotion spending, unfavorable mix and higher manufacturing and logistics costs. The benefit from ERP incremental shipments is estimated to be about 50 basis points, which is expected to reverse in fiscal year 2026.
•Diluted EPS increased 190% to $6.52 from $2.25 in the year-ago period. This increase includes lapping the divestiture of the Argentina business, the pension settlement charge, implementation of the streamlined operating model in the prior period, and the current-period benefit of cyberattack insurance recoveries, partially offset by the loss on the sale of the VMS business. The benefit from ERP incremental shipments is estimated to be about 85 to 95 cents, which is expected to reverse in fiscal year 2026.
•Adjusted EPS increased 25% to $7.72 from $6.17, driven mainly by higher volume and cost savings initiatives. These factors were partially offset by unfavorable mix and higher trade promotion spending. The benefit from ERP incremental shipments is estimated to be about 85 to 95 cents, reflecting year-over-year growth of 14% to 15%, which is expected to reverse in fiscal year 2026.
•Net cash provided by operations was $981 million compared to $695 million in fiscal year 2024, representing a 41% increase.
ERP Transition Impact
During the fourth quarter of fiscal year 2025, retailers placed orders in advance of the company's ERP system transition in the U.S. to minimize any potential inventory impacts during the implementation phase. The shipments of incremental inventory provided a benefit to fourth quarter 2025 net sales. These shipments added about 3.5 to 4 points of sales and about 85 to 95 cents earnings per share to fiscal year 2025. The company expects retailers to draw down on this inventory during the company's ERP transition period, resulting in lower shipments. From a year-over-year sales growth perspective, the reduction in sales from this inventory draw down translates to about 7 to 8 points of decline as compared to the higher base in fiscal year 2025. Similarly, this inventory draw down is expected to reduce fiscal year 2026 earnings per share by about 85 to 95 cents. In comparison to the higher base in fiscal year 2025, this results in a year-over-year reduction of about 29% to 32% to fiscal year 2026 diluted earnings per share and about 22% to 25% to fiscal year 2026 adjusted earnings per share.

Fiscal year 2025

Net sales (percentage change versus the year ago period)
	Three months ended	Twelve months ended
	Jun. 30, 2025	Jun. 30, 2025
Net sales growth / (decrease) (GAAP)	4%	0%
Add: Foreign Exchange	—	—
Add/(Subtract): Divestitures/acquisitions	4	5
Organic sales growth / (decrease) (non-GAAP)	8%	5%

Note: Approximate benefit from incremental shipments related to ERP transition	+13% to +14%	3.5% to 4%

Diluted earnings per share
	Three months ended	Twelve months ended
	Jun. 30, 2025	Jun. 30, 2025
As reported (GAAP)	$2.68	$6.52
Loss on divestiture	—	0.94
Cyberattack costs, net of insurance recoveries	—	(0.42)
Digital capabilities and productivity enhancements investment	0.19	0.68
As adjusted (non-GAAP)	$2.87	$7.72

Note: Approximate benefit from incremental shipments related to ERP transition	$0.85 to $0.95	$0.85 to $0.95

Fiscal Year 2026 Outlook
The most significant assumption of the fiscal year 2026 outlook is the transitory impact related to the ERP transition in the U.S.
•Net sales are expected to be down 6% to 10% compared to the prior year. The company expects less than a point of negative impact from the divestiture of its VMS business and foreign exchange rate changes. Organic sales are expected to decrease 5% to 9%, including a negative impact of about 7 to 8 points related to the reversal of the impact from incremental shipments associated with the ERP transition in the prior fiscal year.
•Gross margin is expected to be down 50 to 100 basis points. The reversal of the impact from incremental shipments associated with ERP transition in the prior fiscal year is expected to result in about a 100 basis points of headwinds.
•Selling and administrative expenses are expected to be about 16% of net sales, which includes about 90 basis points of impact from the company's strategic investments in digital capabilities and productivity enhancements.
•Advertising and sales promotion spending is expected to be about 11% of net sales, reflecting the company's ongoing commitment to invest behind its brands.
•The company's effective tax rate is expected to be about 24%.
•Diluted EPS is expected to be between $5.60 and $5.95, a year-over-year decrease of 14% to 9%, respectively. This includes the negative impact of about 85 to 95 cents related to the reversal of the impact from incremental shipments associated with the ERP transition in the prior fiscal year.
•Adjusted EPS is expected to be between $5.95 and $6.30, or a decrease between 23% and 18%, respectively. Adjusted EPS excludes the long-term strategic investment in digital capabilities and productivity enhancements, estimated to be about 35 cents. This includes the negative impact of about 85 to 95 cents related to the reversal of the impact from incremental shipments associated with the ERP transition in the prior fiscal year.

Net sales (percentage change versus the year ago period)
	Fiscal year 2025 full year	Fiscal year 2026 full year outlook
	Impact	Low	High
Net sales growth / (decrease) (GAAP)	0%	(10)%	(6)%
Add: Foreign Exchange	—	—	—
Add/(Subtract): Divestitures/acquisitions	5	<1	<1
Organic sales growth / (decrease) (non-GAAP)	5%	(9)%	(5)%

Note: Expected impact from incremental shipments related to ERP transition	3.5% to 4%	(8)%	(7)%

Diluted earnings per share
	Fiscal year 2025 full year	Fiscal year 2026 full year outlook
	Impact	Low	High
As estimated (GAAP)	$6.52	$5.60	$5.95
Loss on divestiture	0.94	—	—
Cyberattack costs, net of insurance recoveries	(0.42)	—	—
Digital capabilities and productivity enhancements investment	0.68	0.35	0.35
As adjusted (non-GAAP)	$7.72	$5.95	$6.30

Note: Expected impact from incremental shipments related to ERP transition	$0.85 to $0.95	$(0.95)	$(0.85)
Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its fourth-quarter and fiscal year 2025 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with Chair and CEO Linda Rendle and Chief Financial Officer Luc Bellet to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings (losses) before income taxes to EBIT and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share (EPS) and adjusted effective tax rate (ETR)
Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.
About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr® and Pine-Sol® as well as international brands such as Chux®, Clorinda®, and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first in the U.S. to integrate sustainability into its business reporting. In 2025, the company was ranked No. 1 on Barron's 100 Most Sustainable Companies list for the third consecutive year. Visit thecloroxcompany.com to learn more.
Media Relations
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Investor Relations
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Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and any such forward-looking statements involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management's estimates, beliefs, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "will," "predicts," and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations, are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2024, as updated from time to time in the company's Securities and Exchange Commission filings. These factors include, but are not limited to: unfavorable general economic and geopolitical conditions beyond our control, including supply chain disruptions, labor shortages, wage pressures, rising inflation, the interest rate environment, fuel and energy costs, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, such as COVID-19, terrorism, and unstable geopolitical conditions, including ongoing conflicts/rising tensions in the Middle East and/or Ukraine and rising tensions between China and Taiwan, as well as macroeconomic and geopolitical volatility and uncertainty as a result of a number of these and other factors, including actual and potential shifts in U.S. and foreign trade policies, including as a result of escalating trade tensions and tariffs between the U.S. and its trading partners, especially China; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; our recovery from the August 2023 cyberattack, and risks related to the company's use of and reliance on information technology systems, including potential and actual security breaches, cyberattacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, business, service or operational disruptions, or that impact the company's financial results or financial reporting, or any resulting unfavorable outcomes, increased costs or legal proceedings; intense competition in the company's markets; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its transformational initiatives or strategies, including achieving anticipated benefits and cost savings from the implementation of the streamlined operating model and digital capabilities and productivity enhancements, and the timing and volume of shipment movement related to its ERP transition in the U.S.; the company's ability to maintain its business reputation and the reputation of its brands and products; dependence on key customers and risks related to customer consolidation and ordering patterns; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the company's ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as increasing labor costs and sustained labor shortages; lower revenue, increased costs or reputational harm resulting from government actions, compliance with regulations, and regulatory uncertainty, or any material costs imposed by changes in regulation; changes to our processes and procedures as a result of our digital capabilities and productivity enhancements investment that may result in changes to the company's internal controls over financial reporting; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls;

changes in governmental policies, including trade policy and tariffs, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; potential operational or supply chain disruptions from wars and military conflicts, including ongoing conflicts/rising tensions in the Middle East and/or Ukraine and rising tensions between China and Taiwan; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of sustainability issues, including those related to climate-related transition risks, changing consumer preferences, including the environmental impact of the Company’s products and sustainability on our sales, operating costs or reputation; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the accuracy of the company's estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to the acquisition of The Procter & Gamble Company's interest in the Glad business; risks related to our reliance on third-party service providers, including inability to meet cost savings or efficiencies, business or systems disruptions, and other liabilities, including legal or regulatory risk; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company's ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company's indebtedness and credit rating on its business operations and financial results and the company's ability to access capital markets and other funding sources, as well as the cost of capital to the company; the company's ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company's bylaws.
The company's forward-looking statements in this press release are based on management's current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS, adjusted ETR and segment adjusted EBIT for the fourth quarter of fiscal year 2025 and for fiscal year 2025; as well as organic sales growth / (decrease) and adjusted EPS outlook for fiscal year 2026. The reasons management believes these measures are useful to investors are described below. Certain non-GAAP financial measures may be considered in determining incentive compensation.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Organic sales growth / (decrease) outlook for fiscal year 2026 excludes less than a point of negative impact from divestiture of its VMS business and foreign exchange rate changes.
•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
•Adjusted ETR is defined as the effective tax rate that excludes or that has otherwise been adjusted for significant items that are nonrecurring or unusual.
•Adjusted EPS and adjusted ETR are supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as the pension settlement charge, incremental costs and insurance recoveries related to the August 2023 cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions / divestitures and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS and adjusted ETR may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EBIT represents earnings (losses) before income taxes excluding interest income, interest expense and other significant items that are nonrecurring or unusual (such as the pension settlement charge, incremental costs and insurance recoveries related to the August 2023 cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions / divestitures and other nonrecurring or unusual items impacting comparability during the period). The company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. Management believes that the presentation of adjusted EBIT excluding these items is useful to investors to assess operating performance on a consistent basis by removing the impact of the items that management believes do not directly reflect the performance of each segment's underlying operations. However, adjusted EBIT may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:
Divestiture of Better Health Vitamins, Minerals and Supplements Business
As previously disclosed in the first quarter of fiscal year 2025, the company completed the divestiture of its Better Health VMS business in its entirety. The divested business included the Natural Vitality, NeoCell, Rainbow Light and RenewLife brands, relevant trademarks and licenses, and associated manufacturing and distribution facilities in Sunrise, Florida. The transaction is in support of the company's IGNITE strategy and reflects the commitment to continue evolving its portfolio to reduce volatility and accelerate sales growth, as well as structurally improve its margin, in service of driving more consistent and profitable growth over time.
Due to the nature, scope and magnitude of this charge, the company's management believes presenting this charge as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Cyberattack costs
As previously disclosed, incremental costs were incurred by the company as the result of the August 2023 cyberattack. These costs related primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company's business operations. The company has since received insurance recoveries of $100 million related to the cyberattack. No additional insurance recoveries related to the cyberattack are anticipated. Costs associated with ongoing cybersecurity monitoring and prevention as well as enhancement to the company's cybersecurity program are not included within this adjustment.
Due to the nature, scope and magnitude of these costs and recoveries, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company plans to invest in transformative technologies and processes over a five-year period. This investment began in fiscal year 2022, and includes replacement of the company's enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. The total incremental transformational investment is expected to be $570 to $580 million. It is expected that these implementations will generate efficiencies and transform the company's operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total investment, approximately 75% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS through fiscal year 2026, compared to the previous estimate of 70%. About 70% of these operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company's underlying operating performance, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease), the most comparable GAAP measure:

	Three months ended Jun. 30, 2025
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	14%	7%	3%	(1)%	4%
Add: Foreign Exchange	—	—	—	2	—
Add/(Subtract): Divestitures/Acquisitions (2)	—	—	—	—	4
Organic sales growth / (decrease) (non-GAAP)	14%	7%	3%	1%	8%

	Twelve months ended Jun. 30, 2025
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	9%	3%	2%	(8)%	0%
Add: Foreign Exchange	—	—	—	2	—
Add/(Subtract): Divestitures/Acquisitions (2)	—	—	—	11	5
Organic sales growth / (decrease) (non-GAAP)	9%	3%	2%	5%	5%

(1)Total Company includes Corporate and Other. Corporate and Other includes the results of the Better Health VMS business through the date of divestiture.
(2)The divestiture impact is calculated as net sales from the Argentina and Better Health VMS businesses after the respective sale dates in the three and twelve month year-ago periods.

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure, and adjusted effective tax rate (non-GAAP) to effective tax rate, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS) and Adjusted Effective Tax Rate (ETR)
(Dollars in millions except per share data)

	Diluted earnings per share			Effective tax rate
	Three months ended			Three months ended
	6/30/2025	6/30/2024	% Change	6/30/2025	6/30/2024
As reported (GAAP)	$2.68	$1.73	55%	18.2%	19.7%
Cyberattack costs, net of insurance recoveries (1)	—	(0.17)		—	(0.3)%
Streamlined operating model (2)	—	0.12		—	0.2%
Digital capabilities and productivity enhancements investment (3)	0.19	0.14		0.4%	0.3%
As adjusted (Non-GAAP)	$2.87	$1.82	58%	18.6%	19.9%

	Diluted earnings per share			Effective tax rate
	Twelve months ended			Twelve months ended
	6/30/2025	6/30/2024	% Change	6/30/2025	6/30/2024
As reported (GAAP)	$6.52	$2.25	190%	23.6%	26.5%
Loss on divestiture (4)	0.94	1.85		(2.3)%	(8.6)%
Pension settlement charge (5)	—	1.04		—	0.9%
Cyberattack costs, net of insurance recoveries (1)	(0.42)	0.17		(0.1)%	0.2%
Streamlined operating model (2)	—	0.20		—	0.2%
Digital capabilities and productivity enhancements investment (3)	0.68	0.66		0.2%	0.9%
As adjusted (Non-GAAP)	$7.72	$6.17	25%	21.4%	20.1%

(1)During the three months ended Jun. 30, 2024, the company recognized approximately $28 ($21 after tax) of insurance recoveries related to the cyberattack, net of incremental costs incurred. During the twelve months ended Jun. 30, 2025, the company recognized approximately $70 ($53 after tax) of insurance recoveries related to the cyberattack. In the twelve months ended Jun. 30, 2024, the company incurred approximately $29 ($22 after tax) of costs related to the cyberattack, net of insurance recoveries. Costs related primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating expenses from the resulting disruption to the company's business operations.

(2)During the three and twelve months ended Jun. 30, 2024, the company incurred approximately $19 ($15 after tax) and $32 ($25 after tax), of restructuring and related costs, net for implementation of the streamlined operating model.

(3)During the three and twelve months ended Jun. 30, 2025, the company incurred approximately $30 ($23 after tax) and $111 ($85 after tax), respectively and during the three and twelve months ended Jun. 30, 2024, the company incurred approximately $23 ($18 after tax) and $108 ($82 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three months ended		Twelve months ended
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
External consulting fees (a)	$22	$15	$78	$80
IT project personnel costs (b)	2	2	7	8
Other (c)	6	6	26	20
Total	$30	$23	$111	$108

(a)Comprised of third-party consulting fees incurred to assist in the project management and the preliminary project stage of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b)Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c)Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

(4)During the twelve months ended Jun. 30, 2025, the company incurred an after tax charge of $118 related to the divestiture of the Better Health VMS business. During the twelve months ended Jun. 30, 2024, the company incurred approximately $240 ($231 after tax) of costs related to the divestiture of the Argentina business.

(5)During the twelve months ended Jun. 30, 2024, the company incurred approximately $171 ($130 after tax) of costs related to the settlement of the domestic qualified pension plan.

	Full year 2026 outlook (estimated range)
	Diluted earnings per share
	Low	High
As estimated (GAAP)	$5.60	$5.95
Digital capabilities and productivity enhancements investment (6)	0.35	0.35
As adjusted (Non-GAAP)	$5.95	$6.30

(6)In fiscal year 2026, the company expects to incur approximately $50-$60 ($38-$46 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.
The following tables provide reconciliations of adjusted EBIT (non-GAAP) to earnings (losses) before income taxes, the most comparable GAAP measure:

	Reconciliation of earnings (losses) before income taxes to adjusted EBIT
	Three months ended		Twelve months ended
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Earnings (losses) before income taxes	$410	$275	$1,078	$398
Interest income	(2)	(2)	(9)	(23)
Interest expense	22	21	88	90
Loss on divestiture	—	—	118	240
Pension settlement charge	—	—	—	171
Cyberattack costs, net of insurance recoveries	—	(28)	(70)	29
Streamlined operating model	—	19	—	32
Digital capabilities and productivity enhancements investment	30	23	111	108
Adjusted EBIT	$460	$308	$1,316	$1,045

Condensed Consolidated Statements of Earnings
Dollars in millions, except per share data
	Three months ended		Twelve months ended
	06/30/2025	06/30/2024	06/30/2025	06/30/2024
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,988	$1,903	$7,104	$7,093
Cost of products sold	1,064	1,019	3,891	4,045
Gross profit	924	884	3,213	3,048
Selling and administrative expenses	296	268	1,124	1,167
Advertising costs	171	266	770	832
Research and development costs	32	33	121	126
Loss on divestiture	—	—	118	240
Pension settlement charge	—	—	—	171
Interest expense	22	21	88	90
Other (income) expense, net	(7)	21	(86)	24
Earnings before income taxes	410	275	1,078	398
Income taxes	74	54	254	106
Net earnings	336	221	824	292
Less: Net earnings attributable to noncontrolling interests	4	5	14	12
Net earnings attributable to Clorox	$332	$216	$810	$280

Net earnings per share attributable to Clorox
Basic net earnings per share	$2.70	$1.74	$6.56	$2.26
Diluted net earnings per share	$2.68	$1.73	$6.52	$2.25

Weighted average shares outstanding (in thousands)
Basic	123,173	124,300	123,525	124,174
Diluted	123,744	125,052	124,287	124,804

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Net sales
	Three months ended			Twelve months ended
	6/30/2025	6/30/2024	% Change(1)	6/30/2025	6/30/2024	% Change(1)
Health and Wellness	$741	$652	14%	$2,697	$2,485	9%
Household	639	597	7%	2,001	1,950	3%
Lifestyle	339	328	3%	1,303	1,275	2%
International	269	271	(1)%	1,065	1,162	(8)%
Reportable segment total	$1,988	$1,848		$7,066	$6,872
Corporate and Other (2)	—	55	(100)%	38	221	(83)%
Total	$1,988	$1,903	4%	$7,104	$7,093	—%

	Segment adjusted EBIT			Segment adjusted EBIT
	Three months ended			Twelve months ended
	6/30/2025	6/30/2024	% Change(1)	6/30/2025	6/30/2024	% Change(1)
Health and Wellness	$243	$202	20%	$840	$719	17%
Household	156	98	59%	325	260	25%
Lifestyle	94	61	54%	290	253	15%
International	23	18	28%	110	122	(10)%
Reportable segment total	$516	$379		$1,565	$1,354
Corporate and Other (2)	(56)	(71)		(249)	(309)
Interest income	2	2		9	23
Interest expense	(22)	(21)		(88)	(90)
Loss on divestiture (3)	—	—		(118)	(240)
Pension settlement (4)	—	—		—	(171)
Cyberattack costs, net of insurance recoveries (5)	—	28		70	(29)
Streamlined operating model (6)	—	(19)		—	(32)
Digital capabilities and productivity enhancements investment (7)	(30)	(23)		(111)	(108)
Earnings (losses) before income taxes	$410	$275	49%	$1,078	$398	171%
(1)Percentages based on rounded numbers.
(2)Corporate and Other includes the Better Health VMS business.
(3)Represents the loss on divestiture of the Better Health VMS business of $118 after tax for the twelve months ended Jun. 30, 2025, and the loss on divestiture of the Argentina business of $240 ($231 after tax) for the twelve months ended Jun. 30, 2024.
(4)Represents the pension settlement charge of $171 ($130 after tax) for the twelve months ended Jun. 30, 2024.
(5)Represents insurance recoveries related to the cyberattack, net of costs incurred of $28 ($21 after tax) for the three months ended Jun. 30, 2024. Represents insurance recoveries related to the cyberattack of approximately $70 ($53 after tax) for the twelve months ended Jun. 30, 2025, and incurred costs related to the cyberattack, net of insurance recoveries of $29 ($22 after tax) for the twelve months ended Jun. 30, 2024.
(6)Represents restructuring and related costs, net for implementation of the streamlined operating model of $19 ($15 after tax) and $32 ($25 after tax) for the three and twelve months ended Jun. 30, 2024, respectively.
(7)Represents expenses related to the company's digital capabilities and productivity enhancements investment of $30 ($23 after tax) and $111 ($85 after tax) for the three and twelve months ended Jun. 30, 2025, respectively, and $23 ($18 after tax) and $108 ($82 after tax) for the three and twelve months ended June 30, 2024, respectively.

Condensed Consolidated Balance Sheets
Dollars in millions
	6/30/2025	6/30/2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$167	$202
Receivables, net	821	695
Inventories, net	523	637
Prepaid expenses and other current assets	97	88
Total current assets	1,608	1,622
Property, plant and equipment, net	1,267	1,315
Operating lease right-of-use assets	333	360
Goodwill	1,229	1,228
Trademarks, net	502	538
Other intangible assets, net	64	143
Other assets	558	545
Total assets	$5,561	$5,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$4	$4
Current operating lease liabilities	87	84
Accounts payable and accrued liabilities	1,828	1,486
Total current liabilities	1,919	1,574
Long-term debt	2,484	2,481
Long-term operating lease liabilities	305	334
Other liabilities	351	848
Deferred income taxes	20	22
Total liabilities	5,079	5,259
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	131	131
Additional paid-in capital	1,319	1,288
Retained earnings	432	250
Treasury stock	(1,404)	(1,186)
Accumulated other comprehensive net (loss) income	(157)	(155)
Total Clorox stockholders’ equity	321	328
Noncontrolling interests	161	164
Total stockholders’ equity	482	492
Total liabilities and stockholders’ equity	$5,561	$5,751